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                                                                      EXHIBIT I







                                   AGREEMENT


                                      FOR


                            PROJECT AND CONSTRUCTION
                              MANAGEMENT SERVICES


                                    BETWEEN


              TRITEL COMMUNICATIONS, INC. AND TRITEL FINANCE, INC.


                                      AND


                              BECHTEL CORPORATION



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                                                                      EXHIBIT 1

                               TABLE OF CONTENTS
ARTICLE                                                           PAGE NO.

   1.0   Project.........................................................1
   2.0   Contractor's Services...........................................1
   3.0   Information and Items to be Furnished by Owner..................3
   4.0   Notice to Proceed and Time of Performance.......................4
   5.0   Compensation and Payment........................................4
   6.0   Accounting of Costs.............................................5
   7.0   Changes and Extra Work..........................................5
   8.0   Notice and Acceptance of Completion.............................5
   9.0   Responsibility of Contractor....................................6
  10.0   Insurance.......................................................8
  11.0   Ownership of Plans and Title to Work............................9
  12.0   Force Majeure..................................................12
  13.0   Termination....................................................12
  14.0   Suspension of Services.........................................13
  15.0   Notices........................................................13
  16.0   Representative of the Parties..................................14
  17.0   Transfer of Ownership..........................................14
  18.0   Assignment and Subcontracts....................................15
  19.0   Fair Operation of Agreement....................................15
  20.0   Dispute Resolution.............................................15
  21.0   Applicable Law.................................................16
  22.0   Successors and Assigns.........................................16
  23.0   Severability...................................................16
  24.0   Entire Agreement...............................................16
  25.0   Disclosure.....................................................17

    ATTACHMENT A          Scope of Services                            A-1
    ATTACHMENT B          Compensation                                 B-1
    ATTACHMENT C          Description of Contractor Positions          C-1
    ATTACHMENT D          Staffing Plan and Estimated ODCs             D-1



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                                   AGREEMENT
                                      FOR
                            PROJECT AND CONSTRUCTION
                              MANAGEMENT SERVICES


THIS AGREEMENT ("Agreement") is entered into this 24th day of November, 1998, by and between TRITEL COMMUNICATIONS, INC. and TRITEL FINANCE, INC. (jointly, "Owner"), and BECHTEL CORPORATION ("Contractor") but shall be effective as of the date final approval by Owner's board(s) of directors is obtained. Owner shall notify Contractor in writing promptly of the date that such final approval is obtained and confirming the effective date of this Agreement. Contractor agrees to furnish the skill and judgment specified in Paragraph 9.1 in furthering the interests of Owner. Contractor agrees to furnish efficient administration and management services as described in this Agreement and to perform such services in an expeditious and economical manner consistent with this Agreement and the best interests of Owner.

1.0      THE PROJECT

1.1 The project consists of the build-out of a Personal Communications System incorporating PCS-sites and mobile switching centers (individually, an "MSC") located in the States of Alabama, Georgia, Indiana, Kentucky, Louisiana, Mississippi and Tennessee, in the United States of America. As used herein, the term "Project" or PCS System" shall mean only those areas of the project described above that are assigned to Contractor by Owner.

1.2 The Project will be described more particularly in the drawings, plans and specifications to be prepared by Contractor or by other retained design professionals (whose services will be procured as provided in this Agreement) and approved by Owner under this Agreement.

2.0      CONTRACTOR'S SERVICES

2.1 Contractor will perform, or cause to be performed, the services (hereinafter referred to as the "Services") generally described below which are more fully described in Attachment A ("Scope of Services"), attached hereto and made a part hereof, and the Services shall be performed by Contractor with respect to such PCS-sites and MSC locations as are assigned by Owner to Contractor. Contractor shall perform the Services in accordance with the standard set forth in Paragraph 9.1, in compliance with all local, city, county, state and federal laws, rules, regulations, statutes and ordinances now in effect or hereafter enacted, and in compliance with Owner's instructions issued from time to time (to the extent not inconsistent with the preceding standards). Contractor shall use reasonable good faith efforts to minimize turnover of Project personnel.

2.2 Contractor will provide the overall coordination and administration for the Project as described in the Scope of Services, including, but not limited to:

2.2.1 providing a preliminary assessment of the Project budget taking into account the activities contemplated for the Project;


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2.2.2 consulting with any design professionals and Owner concerning the Project and development of Project plans, drawings and specifications;

2.2.3 providing recommendations on construction feasibility, actions designed to minimize adverse effects of labor or material shortages, time requirements for procurement, installation and construction completion, and factors related to construction costs including estimates of alternate designs or materials; and providing preliminary budgets and possible economies and budgets detailing Contractor's anticipated man hours and expenses for the Project on a per PCS-site and MSC basis;

2.2.4 preparing and periodically updating Project schedules for Owner's approval, such schedules coordinated and integrated with all equipment, services and activities provided by others in connection with the Project;

2.2.5 developing and recommending milestone completion dates for the Project;

2.2.6 recommending to Owner phases and timing of issuance of drawings and specifications to facilitate phased construction of the work taking into consideration such factors as economies, time of performance, availability of labor and materials and provisions for temporary facilities;

2.2.7 providing contract administration services, including preparing Owner's construction documents (such as bid packages and contracts) for the Project for Owner's approval;

2.2.8 identifying and recommending possible contractors, including suppliers of materials and equipment for approval and signing by Owner;

2.2.9 recommending to Owner a schedule of procurement for long-lead time items which constitute part of the work as required to meet the Project schedules;

2.2.10 providing monthly (or such other interval as may be approved by Owner) written reports to Owner on the progress of the Project to include problems encountered or other similar relevant data as to all sites for the Project as Owner may reasonably require;

2.2.11 developing systems of cost control for the Project, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes;and

2.2.12 administering and coordinating Owner's design professionals, contractors and suppliers and any other persons performing any work or supplying any materials for the Project.

2.3 Contractor shall perform the Services as an agent of Owner. Regarding such capacity as an agent of Owner, upon request Owner shall confirm to third parties Contractor's authorization to so act for and on behalf of Owner.

2.4 Nothing in this Agreement is intended or shall be construed to constitute Owner, or any of its employees, agents or contractors, as an employee, agent or partner of Contractor, nor shall Owner, or any of its employees, agents or contractors have, authority to bind Contractor in any respect except as may be provided by written agreement.



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2.5 Contractor's employees, agents and subcontractors shall not be treated as employees of Owner for any purpose including, but not limited to, federal or state tax purposes. Contractor shall be solely responsible for the filing of all tax returns required by law to be filed by Contractor relating to its performance of the Services, and the payment of all contributions, payments and taxes, required by law to be filed or paid by Contractor relating to the performance of the Services by Contractor and its employees, agents and subcontractors.

3.0      INFORMATION AND ITEMS TO BE FURNISHED BY OWNER

3.1 Owner shall furnish to Contractor in a timely manner available data and other information to provide the basis upon which Contractor shall perform the Services. Contractor warrants that it has sufficient data and other information to commence performance of the Services on the effective date of this Agreement.

3.2 Upon receipt of documents, reports, plans or data from Contractor for approval, Owner will promptly (and in any event within fifteen (15) days of their receipt) either approve or disapprove, or furnish other written instructions to Contractor with respect to said documents, reports, plans or data. If Owner's written approval or disapproval or other written instruction is not furnished to Contractor within such fifteen (15) day period, such documents, reports, plans or data will be deemed to be approved.

3.3 Owner shall furnish sites for the Project and, subject to applicable advance notice requirements existing in favor of any third parties, shall furnish to Contractor and Owner's contractors unobstructed access to the sites and all other locations involved in the performance of the Services.

3.4 Solely with respect to Owner's main Project office in Jackson and regional Project offices covering areas assigned to Contractor, Owner shall furnish as reasonably necessary for Contractor's performance of Services the following items which shall be of substantially comparable kind and quality to those furnished by Owner to its employees: office space; office equipment; computers; phone systems; communications networks and connectivity to Contractor's support offices; and office supplies. Upon the termination or expiration of this Agreement, Contractor shall return such items to Owner undamaged (taking into account normal wear and tear).

3.5 Owner and Contractor will establish the general terms and conditions, including warranties, to be incorporated into all bid packages, contracts, and purchase orders entered into by Owner for the Project. With respect to any contracts with others relating to the Project and entered into after the execution of this Agreement, Owner agrees that Contractor shall be designated as Owner's agent and that all indemnity, all release and all hold harmless agreements contained in such contracts and purchase orders whereby the contractor or supplier agrees to indemnify, release or hold Owner harmless shall be extended to protect Contractor.

3.6 Owner shall make direct commitments for all services, machinery, equipment, materials and supplies required for incorporation into the Project or for use in construction thereof and for the performance of all construction and other work, and shall make payments directly for such


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commitments; provided that Contractor shall provide the accounting and controller management services set forth in Attachment A.

3.7 Owner shall furnish or secure the information, items and approvals required to be furnished or secured by it at such times and in such manner as may be reasonably required for the expeditious and orderly performance of the Services by Contractor.

4.0      NOTICE TO PROCEED AND TIME OF PERFORMANCE

4.1 Contractor shall commence the performance of its Services upon the effective date of this Agreement, which date shall be deemed the date of Notice to Proceed.

4.2 Subject to the termination provisions of Article 13.0 (Termination), the term of this Agreement is two (2) years from the effective date of this Agreement but may, subject to Article 7.0 (Changes and Extra Work), be extended by mutual agreement of the parties.

5.0      COMPENSATION AND PAYMENT

5.1 For the performance of the Services, Owner agrees to pay Contractor, in the manner and at the times specified, the Compensation consisting of Hourly Unit Rate Payments and Other Direct Costs (jointly, "Compensation"), and make available the amounts needed for Owner to pay the Owner Costs, as such terms are defined in Attachment B, attached hereto and by this reference made a part hereof

5.2 In addition, promptly after the effective date of this Agreement, Contractor shall invoice Owner for any remaining amounts due for work performed by Contractor under the Letter of Intent between Owner and Contractor dated August 10, 1998, as amended. Owner shall pay Contractor such invoiced amounts within thirty (30) days after receipt of the invoice.

5.3 Any amounts due and remaining unpaid after the due date shall accrue interest, commencing on the day after the due date and compounded for each day thereafter until the date paid, at the rate equal to [CONFIDENTIAL TREATMENT REQUESTED] above the prime lending rate quoted to substantial and responsible commercial borrowers on ninety-day loans by the Morgan Guarantee Trust Company, New York, on each day such interest accrues.

5.4 Any terms or conditions set forth on any invoice which are inconsistent with or in addition to the terms and conditions set forth in this Agreement shall be of no effect. Each invoice for Compensation shall include the following information: first, in support of the Hourly Unit Rate Payments, the name and position of Contractor's employees that have performed Services during the period covered by the invoice, the number of hours worked by each such employee during that same period, the Hourly Unit Rate applicable to each such employee and the total amount payable to Contractor for Hourly Unit Rate Payments; second, in support of the Other Direct Costs, the total amount owed for the Other Direct Costs during the period covered by the invoice, a description of the type of Other Direct Costs included in the invoice, a breakdown on a market-by-market basis of where the Other Direct Costs were incurred, and receipts to support any Other Direct Costs in excess of twenty-five dollars; and third, in support of the Owner Costs, the relevant invoices of Owner's contractors and suppliers.


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6.0      ACCOUNTING OF COSTS

6.1 Contractor shall maintain books and accounts of the time expended by its personnel and of the Other Direct Costs in accordance with generally accepted accounting principles and practices consistently applied. Owner, during Contractor's normal business hours for the duration of this Agreement and for a period of three (3) years after the completion of the Services, shall have access to these books and accounts to the extent required to verify the hours charged for which Hourly Unit Rate Payments were received and the Other Direct Costs (excluding the development of established or standard allowances and rates) incurred hereunder. A copy of all records relating to the payments made out of the Owner's Zero Balance Operating Account shall be turned over to Owner at the conclusion of the Project.

7.0      CHANGES AND EXTRA WORK

7.1 Owner may require or approve changes within the general scope of Contractor's Services hereunder by a written Change Order, or may request extra work to be mutually agreed upon.

7.2 In the event any such change causes an increase or decrease in the time for performing Contractor's Services, the parties shall agree upon an equitable adjustment of the schedule obligations to the extent they are affected by such change. Contractor's staffing plan that is mutually agreed upon in accordance with and for the purposes described in Paragraph I a of Attachment B and the determination of the applicable Hourly Unit Rate Payments under that Paragraph shall also be subject to an equitable adjustment to the extent affected by any such scope change or by any changed circumstances outside of Contractor's control, including Force Majeure events, changes in law, and Owner's delay in performing its obligations hereunder.

7.3 Owner reserves the right to direct Contractor to reduce the number of Contractor's personnel assigned to the Project at any time upon thirty (30) days prior written notice to Contractor of such reduction. Further, Owner reserves the right to reduce the number of PCS-sites and/or MSCs assigned to Contractor at any time. Any such reductions shall be without penalty to Owner.

8.0      NOTICE AND ACCEPTANCE OF COMPLETION

8.1 Upon completion of Services in connection with a particular PCS-site or MSC, Contractor may, and upon completion of the Services for the Project, Contractor shall, notify Owner in writing of the date of said completion and request confirmation thereof by Owner. Upon receipt of such notice, Owner shall confirm to Contractor in writing that the Services referred to in such notice were completed on the date indicated in such notice, or provide Contractor with a written listing of the Services not completed.

8.2 If Owner does not respond to Contractor's initial notice of completion within thirty (30) days, Contractor shall provide Owner with a second notice of completion. Any Services included in Contractor's second notice to Owner and not listed by Owner as incomplete in a listing delivered to Contractor within fifteen (15) days of receipt of said second notice, shall be deemed complete and accepted by Owner.

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8.3 With respect to Services listed by Owner as incomplete, Contractor shall complete such Services and the above acceptance procedure shall be repeated.

8.4 In the event Owner does not respond to Contractor's second notice within fifteen (15) days after receipt of any such second notice, the Services included in such second notice shall be deemed complete and accepted by Owner.

9.0      RESPONSIBILITY OF CONTRACTOR

9.1 Contractor will perform its Services, with that degree of skill and judgment that is normally exercised by recognized international professional engineering, construction and construction management firms with respect to services of a similar nature. Contractor shall reperform at its expense any professional services which are (a) deficient because of Contractor's failure to perform any such Services in accordance with the above standard, and (b) reported in writing to Contractor within a reasonable time, not to exceed thirty (30) days, after the discovery thereof, but in no event later than the first to occur of (i) twenty-four (24) months after the completion and acceptance of the applicable Services, and (ii) one (1) year after the assigned PCS-site or MSC location to which the Services apply has been placed in commercial service. Except as set forth above in this Paragraph 9.1, Contractor's responsibility hereunder with respect to each individual PCS-site and MSC location shall terminate upon the completion and acceptance of Services with respect to such PCS-site or MSC location. The warranty set forth in this Paragraph 9.1 is the sole and exclusive warranty of Contractor in connection with the Services and Contractor hereby disclaims and Owner waives any other express, implied or statutory warranties, including warranties of merchantability or fitness for a particular purpose.

9.2 Owner acknowledges that the work required to complete the Project shall require the involvement and assistance of other professionals and service companies ("Independent Contractors") which shall include but not be limited to architects, RF and civil engineers, site acquisition consultants, environmental consultants, geotechnical firms, surveyors, graphic artists, and construction crews. Contractor shall make reasonable efforts to locate and interview Independent Contractors as agent for Owner. Privity of contract shall exist only between Owner and the Independent Contractors with respect to the services to be performed by the Independent Contractors pursuant to express written agreements that are executed by Owner and such Independent Contractors. Owner shall grant or deny approval of any Independent Contractor recommended by Contractor and may terminate the services of an Independent Contractor for good cause or otherwise upon appropriate notice to the Independent Contractor. Contractor shall coordinate and manage the services of the Independent Contractors as agent for Owner, subject to any limitations on Contractor's authority mutually agreed by the parties . Owner shall be solely responsible for the payment of invoices submitted by the Independent Contractors; provided that Contractor shall provide the accounting and controller management services set forth in Attachment A. Owner shall indemnify Contractor from any and all claims, losses, costs or expenses associated with the services provided by the Independent Contractors, except to the extent that the same arise from the failure of Contractor to coordinate, monitor and manage the services of the Independent Contractors or otherwise perform the Services as required by this Agreement.



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9.3 In conjunction with meeting Contractor's obligations as set forth in
Attachment A hereto, Contractor shall be responsible for inspecting the work of Independent Contractors and/or their subcontractors on the construction sites from time to time or as directed by Owner to monitor compliance by such Independent Contractors with their contractual responsibilities to Owner. With regard to work quality and safety, Contractor's obligations are to report any deficiencies or instances of noncompliance by such Independent Contractors to Owner and to make recommendations on how to remedy such deficiencies or such noncompliance, recognizing that Contractor is providing project management services and that Owner will look to the Independent Contractors to remedy any deficiencies in their work quality and for implementation of the safety programs. With respect thereto, Contractor shall be responsible for inspecting from time to time construction means, methods, techniques, sequences, procedures, or safety precautions and programs implemented by such Independent Contractors in connection with the Project in order to monitor compliance by such Independent Contractors and/or their subcontractors with all construction specifications and their related contractual obligations to Owner, including compliance with federal, state, or local laws, regulations and codes as they pertain to the actual construction work.

9.4 Except for any liabilities arising under the third-party indemnity set forth in Paragraph 9.7, in no event shall Contractor's liability to Owner, however caused, exceed in the cumulative aggregate an amount equal to $ 10,000,000 (Ten Million Dollars), and Owner hereby releases Contractor from any liability in excess thereof.

9.5 Owner's and Contractor's remedies specified in this Agreement are the sole and exclusive remedies of either party for liabilities arising out of or in connection with this Agreement.

9.6 Except for Contractor's obligations set forth in Paragraph 3.4, Contractor's liability for loss of or damage to the Project or other property of Owner or in the custody of Owner (including any leased property) shall be limited to those payments made on Contractor's behalf by the insurers affording the insurance described in Paragraph 10.2, and Owner hereby releases and agrees to indemnify Contractor from any loss, damage or expense in excess of those payments.

9.7 Contractor agrees to indemnify, defend and hold harmless Owner and its directors, officers, partners, agents and employees from and against any third-party claims for personal injury to or death of persons and for loss of or damage to third-party property (including reasonable attorneys' fees and expenses) to the extent resulting from or arising out of the negligence or willful misconduct of Contractor. Contractor shall not be required to indemnify Owner for any act or omission of Contractor which is done at the express direction of Owner, except to the extent that Contractor acts (or fails to act) in a negligent manner in carrying out Owner's instructions.

9.8 In no event shall either party, it officers, agents or employees or its subcontractors, or contractors or suppliers of any tier providing equipment, materials or services for the Project be liable to the other party for consequential loss or damage, including, but not limited to, loss of use, loss of profit or loss of revenue, and each party hereby releases the other party, its respective

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officers, agents, employees, subcontractors, contractors and suppliers from and against such liability.

9.9 The releases from liability and limitations on liability expressed in this Agreement shall apply even in the event of the fault, negligence in whole or in part, strict liability, breach of contract or otherwise, of the party released or whose liability is limited and shall extend to the subcontractors and related entities of such party and its and their directors, officers and employees.

10.0     INSURANCE

10.1     Contractor Insurance

Contractor has in force and will maintain during the performance of the Services, the following insurance:

10.1.1 Workers' Compensation covering Contractor's employees, and Employers' Liability Insurance as required by applicable law but in no event with a limit of less than $ 1,000,000 per occurrence and in the aggregate .

10.1.2 Automobile Bodily Injury and Property Damage Liability Insurance covering all owned, non-owned or hired by Contractor automobiles or automotive equipment, with limits as follows:

                  Bodily Injury and Property Damage: $2,000,000 combined single limit each occurrence

10.1.3 Comprehensive Crime coverage with limits of $10,000,000 per occurrence.

10.1.4 Owner, Airwave Communications, LLC and Digital PCS, LLC shall be named as an additional insureds under the insurance required by Paragraph 10.1.2, and Contractor shall furnish Owner a certificate evidencing each such policy of insurance in Paragraph 10.1 which shall also include a waiver of subrogation in favor of Owner, Airwave Communications, LLC and Digital PCS, LLC. Such policies shall provide that written notice shall be given to Owner and each other additional insured thirty (30) days prior to cancellation or material change of any protection which said policies provide for Owner and each other additional insured.

10.2     Owner's Project Insurance

Prior to commencement of Services at the Project sites, Owner shall take out, carry and maintain, during the performance of the Services and for such additional period as hereinafter specified, the following Project Insurance covering Owner, Contractor and all contractors and subcontractors of every tier as Named Insureds. Such insurance shall include a waiver of subrogation in favor of all Named Insureds.

10.2.1   Third-Party Losses and Damages

Comprehensive Bodily and Personal Injury and Property Damage Liability Insurance, including contractual Broad Form Property Damage Cover and completed operations coverage, but

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excluding coverage for automobile liability and automobile physical damage which should be insured by each contractor and subcontractor. The policy limit will be a combined single limit for Personal Injury and Property Damage of not less than $ 10,000,000 each occurrence, with a cross-liability or severability of interest clause, and covering against liabilities arising out of or in any way connected with the Project, including personal injury claims against any insured by employees of any other insured. Such insurance shall state that it is primary and that any other insurance carried by the Named Insureds shall be specific excess and not contributing therewith. This insurance shall not contain any exclusion which denies coverage because liability for injuries to persons or damage to property arising out of the preparation of maps, plans, designs, specifications, or the performance of inspection services or out of any other Services to be performed by Contractor under this Agreement. This insurance shall not cover bodily injury or disease to Contractor's employees otherwise covered under the Workers' Compensation coverage required in Paragraph 10.1.1. This insurance shall be maintained in force until three (3) years after acceptance or termination of the Services.

10.2.2   Builder's Risk or Course of Construction Insurance

Builder's Risk or Course of Construction Insurance, insuring on an "All Risks" basis with a limit of not less than the full insurable replacement cost of the Project, subject to reasonable and customary deductible amounts as selected by Owner, and covering the Project and all materials and equipment to be incorporated therein, including property in transit, in storage or elsewhere. Such insurance shall state that it is primary, shall include coverage for physical damage resulting in any way from the Services, including physical loss or damage resulting from design error, faulty workmanship or defective materials, and shall include an insurer's waiver of subrogation or right of recourse in favor of each Named Insured thereunder. Furthermore, such insurance shall remain in effect until the entire Project is completed and accepted by Owner.

10.3     Special Provisions

Owner shall furnish Contractor a certificate evidencing each such policy of insurance or, upon Contractor's request, a copy of each policy of insurance required by Paragraph 10.2. Such policies shall provide that written notice shall be given to Contractor thirty (30) days prior to cancellation or material change of any protection which said policies provide for Contractor.

10.4     Insurance by Others

In the event Owner elects to cause any of the insurance described in Paragraph
10.2 to be carried by a party other than Owner or Contractor, Owner hereby agrees to cause such other party to arrange the insurance as herein provided.

11.0     OWNERSHIP OF PLANS, TITLE TO WORK AND CONFIDENTIAL INFORMATION

11.1 All drawings, plans, specifications, findings and reports, developed by Contractor under this Agreement shall become the exclusive property of Owner for unrestricted use by Owner. All such drawings, plans and specifications shall at Owner's request be delivered to Owner upon completion of such Services, but Contractor may retain and use copies thereof and the

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information contained therein for internal purposes, and shall at all times retain the copyright to its copyrightable work product, provided, however, Contractor hereby grants Owner a perpetual license to use any such copyrighted/copyrightable work product.

11.2 All portions of the Project completed or in the course of construction at the job sites shall be the sole property of Owner, and the title to such materials, equipment and supplies, the costs of which are Other Direct Costs, shall pass immediately to and vest in Owner upon the happening of any event by which title passes from the vendor or supplier thereof.

11.3 As used in this Agreement, "Confidential Information" means all information of either party that is not generally known to the public, whether of a technical, business or other nature (including, without limitation, trade secrets, know-how and information relating to the technology, customers, business plans, promotional and marketing activities, finances and other business affairs of such party), that is disclosed by one party (the "Disclosing Party") to the other party (the "Receiving Party") and that is marked or otherwise designated in writing as confidential. Confidential Information may be contained in tangible materials, such as drawings, models, data, specifications, reports, compilations and computer programs, or may be in the nature of unwritten knowledge. In addition, Confidential Information includes all information that the nondisclosing party may obtain by walk-through examination of the Disclosing Party's premises, or concerning the existence, progress and contents of the discussions between the parties to the extent the disclosure of such information to unauthorized third persons could reasonably be expected to materially adversely affect the Owner's interests. For purposes of this Agreement but without limiting the scope of the definition of Confidential Information, the number, location, configuration and status of all proposed sites in the PCS System and any associated financial information, as well as the timetable and operational status of the PCS System itself, shall be deemed to be Confidential Information of Owner.

11.4 The Receiving Party, except as expressly provided in this Agreement, shall not disclose Confidential Information to anyone without the Disclosing Party's prior written consent. The Receiving Party may disclose Confidential Information to third parties providing services or goods in connection with the Project to the extent necessary for such third party to perform its work. The Receiving Party will not use, or permit others to use, Confidential Information for any purpose other than performing their obligations under this Agreement or, if to a third party performing work in connection with the Project, then under such third party's Project agreement. The Receiving Party will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including at a minimum those measures it takes to protect its own Confidential Information of a similar nature.

11.5 The provisions of Paragraph 11.4 will not apply to any information that
(i) is or becomes publicly available without breach of this Agreement; (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information, or (iv) was received by the Receiving Party from a third party either not subject to a confidentiality obligation or not otherwise prohibited from transmitting the information to the Receiving Party.


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11.6 The Receiving Party shall restrict the possession, knowledge, development and use of Confidential Information to its employees, agents, subcontractors and entities controlled by it or under common control with it (collectively, "Personnel") who have a need to know such Confidential Information in connection with the purposes set forth in this Agreement. The Receiving Party's Personnel shall have access only to the Confidential Information they need for such purposes. The Receiving Party shall ensure that its Personnel comply with this Agreement.

11.7 If the Receiving Party becomes legally obligated to disclose Confidential Information by any governmental entity with jurisdiction over it, the Receiving Party shall give the Disclosing Party prompt written notice sufficient to allow the Disclosing Party to seek a protective order or other appropriate remedy. The Receiving Party shall disclose only such information as is legally required and will use its reasonable best efforts to obtain confidential treatment for any Confidential Information that is so disclosed.

11.8 All Confidential Information shall remain the exclusive property of the Disclosing Party, and the Receiving Party shall have no rights, by license or otherwise, to use the Confidential Information except as expressly provided herein.

11.9 The Receiving Party acknowledges (1) that the use, misappropriation or disclosure of the Confidential Information in a manner inconsistent with this
Article 11.0 would cause irreparable injury to the Disclosing Party, (ii) that all such Confidential Information is the property of the Disclosing Party and
(iii) that it is essential to the protection of the Disclosing Party's goodwill and to the maintenance of the Disclosing Party's competitive position that the Confidential Information be kept secret and that the Confidential Information not be disclosed by the Receiving Party to others or used by the Receiving Party to the Receiving Party's own advantage or the advantage of others, except as permitted herein. The Receiving Party further acknowledges that the Receiving Party's agreement to the provisions of this. Article 11.0 and the enforceability of such provisions against the Receiving Party are an essential element of this Agreement and that, absent such provisions and the enforceability thereof, the Disclosing Party would neither (a) enter into this Agreement nor (b) permit the Receiving Party access to and use of Confidential Information.

11.10 Each party acknowledges that the provisions of this Article 11.0 of this Agreement are material to the other party, that the other party would not have entered into this Agreement if it did not include Article 11.0, and that the damages sustained by the other party as a result of a breach of this Article cannot be adequately remedied by damages at law. Each party therefore agrees that the other party, notwithstanding any other provision of this Agreement and in addition to any other remedy it may have at law, shall be entitled to injunctive and any other equitable relief to prevent or curtail any breach of this Article.

11.11 The provisions of this Article 11.0 shall survive expiration or termination of this Agreement and shall remain binding for a period of three years from the termination or expiration of this Agreement.

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12.0     FORCE MAJEURE

12.1 Neither party hereto shall be considered in default in the performance of its obligations hereunder to the extent that the performance of any such obligation, except the obligation for payment of money, is prevented or delayed by any cause, existing or future, which is beyond the reasonable control of the affected party, or by a strike, lockout or other labor difficulty, the settlement of which shall be within the sole discretion of the party involved (individually or in the aggregate, a "Force Majeure").

12.2 Each party hereto shall give notice promptly to the other of the nature and extent of any Force Majeure claimed to delay, hinder or prevent performance of the Services under this Agreement. In the event either party is prevented or delayed in the performance of its obligations by reason of such Force Majeure, the parties shall meet and agree upon an equitable adjustment of the schedule obligations and other affected provisions of this Agreement.

13.0     TERMINATION

13.1 Owner may for its convenience terminate Contractor's Services at any time by giving Contractor thirty (30) days prior written notice of such termination, whereupon Contractor shall:

13.1.1 Stop the performance of Services terminated hereunder except as maybe necessary to carry out such termination;

13.1.2 Terminate, to the extent possible and at Owner's request, outstanding contracts, subcontracts or purchase orders relating to the Services terminated; and

13.1.3 Take any other action toward termination of Services which Owner may reasonably direct.

13.2 This Agreement may be terminated by either party hereto by written notice to the other party at any time upon a material breach by the other party of any of the provisions of this Agreement and the breaching party's failure to cure such breach within thirty (30) days, or such longer period as the parties may mutually agree to in writing, after its receipt of written notice thereof from the non-breaching party.

13.3 Should Owner elect to terminate this Agreement for cause under Paragraph 13.2, Contractor will be required to apprise replacement personnel of all aspects of the Project for a period of thirty (30) days from the effective date of the termination and shall promptly turn over all documentation prepared in conjunction with or pertaining to the Project that is the property of Owner. Should Owner elect to terminate this Agreement for convenience under Paragraph 13.1, Contractor will be required to apprise Owner's replacement personnel (and not any personnel of a replacement contractor) of all aspects of the Project for a period of thirty (30) days from the effective date of the termination and shall promptly turnover all documentation prepared in conjunction with or pertaining to the Project that is the property of Owner.

13.4 Upon termination or expiration of this Agreement, Contractor (or its representatives) shall promptly submit to Owner an invoice covering all unbilled Compensation and Other Direct Costs, if any, earned or incurred to the date of termination or expiration together with an estimate

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of the Compensation and Other Direct Costs, if any, that would be chargeable to
Owner if any particular services for work then in progress were to be completed by Contractor. Upon request by Owner (but not otherwise) Contractor shall complete such work in progress, including any work required under Paragraph 13.3, as Owner shall designate, and this Agreement shall in such case be deemed extended with respect to such work only until such work is completed and paid for. Owner shall pay Contractor for any Services performed up to and including the date of termination in accordance with Attachment B, including Hourly Unit Rate Payments and Other Direct Costs reasonably incurred in carrying out the termination and in performing the obligations set forth in Paragraph 13.1 and
13.3. Contractor shall use reasonable efforts to minimize the amounts payable hereunder.

14.0     SUSPENSION OF SERVICES

14.1 Owner may suspend the performance of Contractor's Services hereunder in whole or in part, at any time and from time to time upon thirty (30) days prior written notice of such suspension. Thereafter, Contractor shall resume the full performance of the Services when directed to do so by reasonable notice from Owner.

14.2 In the event of suspension of the performance of the Services at Owner's request, Contractor shall be entitled to Hourly Unit Rate Payments for Services performed to carry out the suspension and in reactivating the Services after the suspension and for Bechtel personnel that Owner requests Contractor to maintain on standby for the Project. In addition, Contractor shall be entitled to reimbursement for Other Direct Costs reasonably incurred by Contractor in suspending the Services and during the period of suspension , and in reactivating the Services after the end of the suspension period to the extent that such additional costs are incurred. Owner shall specify in its suspension notice the anticipated duration of such suspension and its instructions concerning Contractor's maintaining personnel on standby for the Project. If Owner does not request personnel to remain on standby, Contractor may reassign personnel as a result of any suspension of Services hereunder. Contractor will use reasonable efforts to minimize the amounts payable hereunder. In addition, Contractor shall be entitled to an equitable adjustment of the schedule obligations upon any suspension.

14.3 In the event any suspension of the Services exceeds a reasonable time (not to exceed sixty (60) days in the aggregate), Contractor may terminate its obligation to perform the Services, without thereby being in default and without prejudice to any of its rights or remedies under this Agreement, by so notifying Owner in writing, and any such termination shall be treated as if Owner terminated for convenience under Article 13.0.

14.4 Contractor may suspend or terminate for cause its obligation to perform the Services if Owner fails to honor any of the payment provisions for two (2) successive months. In the event of a suspension under this Paragraph 14.4, the provisions of Article 14.0 shall apply as if it were an Owner suspension.

15.0     NOTICES

15.1 All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile

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transmission, or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

         To Owner:
                  1410 Livingston Lane
                  Jackson, MS 39213-8003
                  Attn: Mr. David Walsh
                  Fax: (601) 362-2664

         With a copy to:
                  1410 Livingston Lane
                  Jackson, MS 39213-8003
                  Attn: Mr. Jerry M. Sullivan, Jr.
                  Fax: (601) 362-2664

         To Contractor:
                  112B East State Street
                  Ridgeland, MS 39517
                  Attn: Mr. Russ Glass
                  Fax: (601) 898-6259
         With a copy to:
                  3000 Post Oak Boulevard
                  Houston, TX 77056-6503
                  Attn: Mr. Lester Hurst
                  Fax: (713) 965-9914

16.0     REPRESENTATIVE OF THE PARTIES

16.1 Contractor and Owner each hereby appoint the representative designated below who will be authorized and empowered to act for, and on behalf of, each on matters within the terms of this Agreement:

                   Owner's Representative:            David Walsh
                   Contractor's Representative:       Russ Glass

This appointment will remain in full force and effect until written notice of substitution is delivered to the other party.

17.0     TRANSFER OF OWNERSHIP

17.1 Owner represents either that it is the sole Owner of the Project or that it is authorized to bind and does bind all owners of the Project to the releases and limitations of liability set forth in this Agreement. Owner may request Contractor to perform any portion of the Services for the benefit of an affiliate or subsidiary and in such case, Contractor shall perform the Services for the benefit of such related entity and Owner shall obtain such related entity's agreement in writing to be bound by such releases and limitations of liability such that the total aggregate

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liability of Contractor to Owner and such related entities shall not exceed the limits of liability set forth in this Agreement.

17.2 Owner agrees that it shall obtain from any direct transferee of Owner's interest in the Project such transferee's agreement in writing that it will be bound by such releases and limitations of liability such that the total aggregate liability of Contractor to Owner and such transferees shall not exceed the limits of liability set forth in this Agreement.

18.0     ASSIGNMENT AND SUBCONTRACTS

18.1 This Agreement shall not be assigned by either party without the prior written approval of the other, which approval shall not be unreasonably withheld. In the event Owner sells its assets in conjunction with an assignment of Owner's Federal Communication Commission licenses for the PCS System or any subpart thereof, then Owner may assign the warranty in this Agreement to the buyer without Contractor's approval.

18.2 Except as set forth below in this Paragraph 18.2, Contractor may not subcontract its Services or any portion thereof without the prior written approval of the Owner. Contractor may subcontract portions of the Services to entities controlled by it or under common control with it without the prior written approval of Owner. Contractor hereby guarantees to Owner that such entities will comply with the responsibilities and liabilities herein assumed by Contractor, and Owner may hold Contractor responsible for any failure to so comply. Contractor agrees that Owner will incur no duplication of costs or increased taxes resulting from any such subcontract and shall indemnify and hold Owner harmless from any such costs or taxes. Owner agrees that the limitations on Contractor's liability set forth in this Agreement constitute the aggregate limit of liability of Contractor and its related entities under this Agreement.

19.0     FAIR OPERATION OF AGREEMENT

19.1 In entering into this Agreement, Owner and Contractor recognize that it is impracticable to make provision for every contingency which may arise during the life of this Agreement. Owner and Contractor concur in the principle that this Agreement shall operate between them with fairness and if, in the course of the performance of this Agreement, an infringement of this principle is anticipated or disclosed, then Owner and Contractor shall promptly consult together in good faith in an endeavor to agree upon such action as may be necessary to remove the cause or causes of such infringement.

20.0     DISPUTE RESOLUTION

20.1 Each party agrees to attempt in good faith to resolve any controversy, claims, or dispute arising out of or relating to the Agreement or breach thereof (hereinafter collectively referred to as "Dispute") promptly by negotiation between representatives of the parties who have authority to settle the Dispute.

The disputing party shall give the other party a written "Notice of Dispute." The parties shall determine the procedures for the negotiation after the Notice of Dispute is received. If a Dispute has not been resolved within thirty (30) days after the applicable Notice of Dispute is delivered, either party may pursue its rights under Paragraphs 20.2 and 20.3 below.



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20.2 With the exception of any claim under Article 11.0, any Dispute which has not been resolved in accordance with Paragraph 20.1 above shall be decided by arbitration in accordance with the Commercial Rules of Arbitration of the American Arbitration Association then in effect unless the parties mutually agree otherwise. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law or the Federal Arbitration Act. The parties agree that the site of any arbitration shall be Jackson, Mississippi; provided that any and all arbitrators will come from neutral locations mutually agreeable to the parties.

20.3 Any award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

20.4 Unless otherwise agreed in writing, during any such Dispute Contractor shall perform the Services and maintain the schedule required by this Agreement, and Owner shall continue to make payments in accordance with this Agreement.

21.0     APPLICABLE LAW

21.1 This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Mississippi without giving effect to the conflicts of law principles thereof.

22.0     SUCCESSORS AND ASSIGNS

22.1 Except with respect to any indemnities or releases from or limitations of liability that expressly cover other parties, this Agreement is binding upon and is solely for the benefit of the parties hereto and their respective permitted successors, legal representatives and permitted assigns.

23.0     SEVERABILITY

23.1 In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction or arbitrator, as applicable, Owner and Contractor shall negotiate in good faith an equitable adjustment in the provisions of this Agreement with a view toward effecting the original purpose of this Agreement as closely as possible, and the validity and enforceability of the remaining provisions or portions or applications thereof shall not be affected thereby.

24.0     GENERAL PROVISIONS

24.1 Any Services (other than those performed under the Amendment to the Letter of Intent between the parties dated as of September 30, 1998) provided for herein which were performed by Contractor prior to the effective date of this Agreement shall be deemed to have been performed under this Agreement. This Paragraph 24.1 is not intended to modify the compensation provisions applicable to the Services performed under the Letter of Intent between the parties dated as of August 10, 1998, as amended.

24.2 No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a

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waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege under this Agreement. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

24.3 Each party to this Agreement represents and warrants to the other party to this Agreement that neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated herein will in any respect result in any violation of or be in conflict with any term or provision of any agreement, document or instrument to which the representing party is a party or by which it is bound. Each party to this Agreement further represents and warrants to the other party to this Agreement that this Agreement has been duly executed and delivered on behalf of the representing party and constitutes a valid and binding obligation of the representing party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether this Agreement is considered in a proceeding in equity or at law).

24.4 To the fullest extent permitted by law, neither party shall be liable to the other for exemplary or punitive damages.

24.5 This Agreement, together with all agreements, attachments, exhibits and instruments referred to herein, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes any previous agreements or understandings and may be modified only in writing signed by the parties with the same formalities as this Agreement.

24.6     The singular and plural and any gender shall include the other.

24.7 The headings and captions and any index or table of contents in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

24.8 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

25.0     DISCLOSURE

25.1 Contractor shall inform Owner of rebates or discounts, if any, offered by any services or materials suppliers to Contractor as a result of Contractor's purchasing activities as agent for Owner hereunder and shall pass on to Owner any such rebates or discounts.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first herein above written.

TRITEL COMMUNICATIONS, INC.              TRITEL FINANCE, INC.


By:                                      By:
   ---------------------------             --------------------------------

Name: Jerry M. Sullivan, Jr.             Name: Jerry M. Sullivan, Jr.
      ------------------------                -------------------------------

Title: Exec. VP/Chief Operating Officer  Title: Exec. VP/Chief Operating Officer
      ---------------------------------       --------------------------------



BECHTEL CORPORATION


By:
   ----------------------
-
Name: L.W. Hurst
     --------------------

Title: Vice President/General Manager
      --------------------------------



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                                  ATTACHMENT A
                               SCOPE OF SERVICES


Contractor will plan, coordinate and manage the assigned work required for the deployment of Owner's PCS System of PCS-sites and MSC locations for the BTAs listed at the end of this attachment. Contractor will provide project and construction management services, including coordination for RF engineering, site acquisition, site engineering and design, construction, equipment and material suppliers and other contractors of Owner involved in the implementation effort and including the services described in this Attachment A.

PROGRAM OFFICE

Contractor will establish an "umbrella" organization to provide overall management of the Project. This organization will be located in Owner's office in Jackson and will provide project and construction management functions for the Project. There will be a single Project Manager who will serve as the single point of contact for Owner for all issues on the Project. All of the Contractor personnel on the Project will report to the Project Manager.

The Project office will also include other Contractor management personnel necessary to perform the Services for the Project.

Contractor will develop a Project Execution Plan and Quality Plan for Owner's approval, establish standards for all Project functions, develop Project level schedules and budgets and monitor and report on total Project progress. Contractor will also establish engineering standards and criteria, including standardized site arrangements and details and will produce a work process flow chart that shows the responsibilities and interfaces for the design and construction of a typical PCS-site and for assigned MSC locations.

REGIONAL PROJECT MANAGEMENT TEAMS

Since the construction of the PCS System will be spread across seven states, five Regional Offices will be established to effectively manage the network implementation. Preliminary locations for the Regional Offices are:

o    Jackson, MS - managing the state of Mississippi, except for the Gulf
     Coast

o    Birmingham, AL - managing the state of Alabama, except for the Gulf
     Coast

o Knoxville, TN - managing the Knoxville, Chattanooga and Cleveland BTAs in Tennessee and the Dalton and Rome BTAs in Georgia

o Nashville, TN - managing the Nashville, Cookeville and Clarksville BTAs in Tennessee and the Hopkinsville, Madisonville and Bowling Green BTAs in Kentucky

o Louisville, KY - managing the Louisville, Lexington, Corbin and Owensboro BTAs in Kentucky

A regional operations management team will be located in each Regional Office to provide support for site acquisition, site engineering, permitting, procurement, construction, testing and turnover of PCS-sites and MSC locations in the region.



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The Contractor team will work with Owner's regional manager and function as
Owner's representatives in the region, will coordinate RF engineering with other functions, will manage site acquisition, permitting, procurement, construction, schedule and budget progress and performance, and will manage Owner contracts, testing and turnover.

PROJECT COST AND SCHEDULE CONTROLS

As overall Project manager, Contractor will assist with the development of project budgets and define the format and frequency for reporting schedule progress and performance against budgets, as appropriate. Contractor will provide annual budgets for its Services revised on a quarterly basis at least thirty (30) days prior to beginning of each quarter during the term of this Agreement. Owner's contracts will require that all Project participants (major equipment vendor, RF engineers, site acquisition contractors) will provide information to Contractor as specified, for incorporation into Project status reports.

Schedule progress will be monitored using a hierarchical series of schedules of varying levels of detail.

The schedule called the Project Milestone Summary Schedule will reflect target dates for all Regions, and will provide schedule status for the total Project.

The schedules called the Regional Milestone Summary Schedules will be the basis for monitoring schedule status in each of the Regions, and will depict progress against critical path milestone activities.

The database called the Project Critical Events database will track progress on each PCS-site (or candidate site) and MSC location for each Region. This database will be supported by all Project participants and will be used by Contractor to generate summary level critical/action items reporting for the Project.

Owner will ensure that the following are obtained and made available to Contractor for performance of the Services:

Inputs/Information Required

From Site Acquisition Contractor(s)

o    Detailed information on each site or candidate site

o Progress reporting on all data base elements in SAC responsibility on a weekly basis, with exception reporting daily for critical/problem items.

From RF Engineer(s)

o Detailed information on RF design plan for each Region or sub-network, identifying critical items and restraints

o Progress reporting on all RF data base elements on a weekly basis, with exception reporting daily for critical/problem activities.

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From Major Equipment Vendor

o Detailed information on BTS with demarcation points identified and switch equipment design and delivery schedule for each Region, including installation and test duration and restraints.

o Progress reporting for all major equipment vendor responsibilities on a weekly basis, with exception reporting daily for critical/problem activities.

As the job evolves, additions, deletions and changes to Project scope will be identified and submitted to Owner for review and approval. As scope changes are approved, they will be incorporated into the budget to provide a current assessment of the total Project cost.

Standard reports will be issued on a regular basis to keep Owner informed on key and/or critical issues regarding the status of the Project.

As required by Paragraph 2.2.10, a report called the Project Progress Report will be prepared monthly by the Jackson Project Office which will summarize activity in all Regions. This report will include narrative summaries of the RF engineering, site acquisition, facility design, construction management and spectrum clearing activities. It will also provide schedule performance calculations, percent complete assessment, action items list and the list of pending scope changes.

Inputs/Information Required

From All Project Participants

o Narrative description of activities ongoing for the month in each of the Regions. Highlight key accomplishments and critical problem areas.

o Listing and description of any outstanding scope changes including their effect on cost and schedule.

CONTRACT ADMINISTRATION

Contractor will interpret and maintain Owner's contracts for site design and construction, as agent for Owner. Contractor will also:

o    Provide control of contractor proposals and processing

o    Manage the award process for released PCS sites and MSC locations

o Monitor contractors' overall compliance with contract terms and Project established procedures, and report any instances of noncompliance to Owner

o Manage the contract changes/disputes and claims process Manage the Project backcharge process

o    Provide quality surveillance of contractors' work

o    Ensure final inspection items are completed

o Perform contract close-out functions with all contractors and provide completed turnover package to Owner for all contracts

ACCOUNTING/CONTROLLER MANAGEMENT

Contractor will perform the following activities:


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o    Review all invoices for conformance to contract/purchase order, terms and receiving documents and submit to Owner for approval

o Perform the accounts payable function as Owner's agent by writing all checks on Owner's check stock for Owner-approved invoices and providing monthly reconciliation for funds expended for materials, contracts and subcontracts in accordance with Attachment B

o Provide detailed tax and property asset reporting for all expenses handled by Contractor accounting

o Perform tracking and statusing of all invoices from the time they are received, through the review and approval cycle to payment and close-out of the bill

o Code invoices with accounting and physical location codes to meet Owner's requirements

o Provide information required for electronic interfaces to Owner's accounting and management systems.

PROCUREMENT AND MATERIALS MANAGEMENT

Contractor will, as Owner's agent, assist Owner in procuring equipment, materials and services required for the construction of the PCS-sites and MSC locations, excluding the radio equipment and switches provided by major equipment vendor under contract to Owner. All purchase orders and contracts will be issued by Owner with Contractor acting as agent. Subject to the requirement set forth in Paragraph 17.1, Owner may request Contractor to perform these procurement and materials management services in the name of an affiliate or subsidiary of Owner.

Procurement activities will include receipt of the specification and/or material requisition; supplier bidding and selection; formation and negotiation of Owner contracts and purchase orders; expediting and supplier surveillance; and coordination and management of delivery of materials to installation contractors, PCS-sites or MSC locations as required.

A Project Procurement Manager ("PPM") will be assigned to the Project Office in Jackson to plan, organize, staff and manage procurement activities. The PPM will assist the Owner in developing a procurement plan for third-party materials which is consistent with the Regional Milestone Schedules.

Each Regional Office will have a Procurement/Materials Manager assigned to perform the following functions:

o Solicit proposals for A/E and construction contractors and award contracts for administration in the local markets.

o Obtain material requirements and required delivery dates for approved sites and forward to Project office for ordering.

o Coordinate with local contractors to confirm delivery of third-party material.

o Prepare or obtain material receiving reports for third party material to allow for payment processing

o Assist in the site material reconciliation process, as necessary, to develop material records, cost reports, etc. for turnover packages, etc.

o Monitor contractors' control of customer-furnished material for inventory-tracking purposes.


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Material releases to Owner contractors will be coordinated utilizing
Contractor's automated PTS.

Contractor will establish Owner agreements with vendors to ship material for each site to Owner's contractor responsible for construction. Material will be shipped on a "just in time" basis to meet the scheduled construction start dates. Owner's contractor will receive and store all Owner-furnished material for their respective PCS-sites and MSC locations.

Each Region will maintain a small stock of items to be used in case of lost or damaged parts; i.e. connectors, jumpers, antennas, etc.

ENGINEERING MANAGEMENT

The Contractor will assist Owner with its development of engineering standards, technical specifications, and design criteria utilizing information and data as provided by the Owner, RF engineering, site acquisition and BTS and MSC equipment suppliers. Contractor will maintain and update these standards as required and will manage and control the distribution and use of these documents. These documents will be provided to all local A/E firms for use in design of the PCS sites and MSC locations in order to standardize PCS sites and MSC locations and maintain quality throughout the BTAs.

The Contractor will provide engineering support to the Owner to identify qualified local A/E firms and to establish contracts with a number of firms in each of the regional areas. Contractor will manage the firms employed by Owner to provide geotechnical reports and other required studies or analysis. Contractor will manage the A/E firms engaged to prepare the zoning, permitting, and construction documents to monitor compliance with the project design criteria, local codes and standards and Owner requirements.

CONSTRUCTION MANAGEMENT

Contractor will provide construction management services for the construction of all assigned PCS-sites and MSC locations in the Owner PCS network. Contractor will assist Owner in identitfying qualified, local contractors in each of the Regions to perform the construction activities. Contractor will coordinate and inspect contractor work activities for quality and to maintain control of the Project schedule.

Contractor will perform a constructability analysis for each MSC location and each primary PCS-site candidate as part of the overall site assessment effort.

Contractor will manage all civil, electrical and mechanical construction performed by Owner's contractors to make the site ready for installation of the BTS or MSC equipment and will conduct site visits to verify compliance with the contract requirements. Major equipment vendor will be responsible for installation of the BTS and MSC equipment, under contract with Owner. Contractor will coordinate with major equipment vendor to verify demarcation points and schedule the installation and testing activities to meet the milestone dates on the Project schedule.

Contractor will develop pro forma contracts and scope descriptions for construction of the PCSsites and MSC locations. When a sufficient number of PCS-sites have been released for

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construction in a Region (target is 300%), Contractor will notify the appropriate contractors to begin construction.

Contractor will prepare a Project Safety Plan for Owner's review and approval. Owner's contractors in each and every Region will be required by contract to implement a safety program consistent with the work performed and in conformance with Owner's Project Safety Plan.

PCS-SITE AND MSC LOCATION TURNOVER

The Regional Document Control Center will collect and maintain PCS-site and MSC location records prior to turnover. Document Control will process records according to applicable Project procedures, prepare transmittal documents and obtain appropriate signatures for records turnover to Owner.

Some PCS-site and MSC location records will be turned over progressively, upon approval and issuance of the documents. Other records will be turned over as a part of the PCS-site turnover package.

Completion of initial and final inspection by Owner, completion of all punchlist items, and turnover of all required documents to Owner will be documented via a letter. Owner will acknowledge receipt and acceptance and will return the acknowledgment to the Contractor Regional Operations Manager.

The Regional Operations Manager will be responsible for processing and implementing the PCSSite and MSC Location Turnover Procedure. Owner will be responsible for receiving turned-over records, verifying transmittals and returning acknowledgment receipts to the Regional Operations Manager.

The following documents are to be turned over to Owner as the PCS-site or MSC turnover package. The Contractor Regional Operations Manager, or designee, will manage document compliance.

o      Site License/Lease Abstract (Summary)
o      Copy of lease/purchase agreement
o      Copy of easement agreements
o      Site Option Report/photos, etc.
o      Survey, Geotechnical and/or Tower Study
o      Intermodulation study report (if required)
o      Environmental Phase 1 Report
o      Title report, if required, and title insurance policy
o      Zoning documentation
o      FAA consultant study and FAA approval
o      FCC tower registration number - frequency band
o      Site Completion Checklist
o      Grounding Post-Test Results
o      Special installation and Inspection Reports
o      Sweep Test Results
o      Concrete Cylinder Strength Test Reports


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o      Photo Documentation
o      Construction As-Built Drawings (Hard copy and disk)
o      Vendor Drawings (foundations, poles towers)
o      Design Calculations
o      Third-Party Materials (type, quantity, cost)
o      Final Construction Owner-contractor Cost
o      Release of Lien

BTAs Included in Owner Network Implementation

MISSISSIPPI

BTA # 94    Columbus-Starkville
BTA # 175   Greenville-Greenwood
BTA # 186   Hattiesburg
BTA # 210   Jackson
BTA # 246   Laurel
BTA # 269   McComb-Brookhaven
BTA # 292   Meridian
BTA # 315   Natchez
BTA # 449   Tupelo-Corinth
BTA # 455   Vicksburg

ALABAMA
BTA # 17    Anniston
BTA # 44    Birmingham
BTA # 108   Decatur
BTA # 115   Dothan-Enterprise
BTA # 146   Florence
BTA # 158   Gadsden
BTA # 198   Huntsville
BTA # 305   Montgomery
BTA # 334   Opelika-Auburn
BTA # 415   Selma
BTA # 450   Tuscaloosa

KENTUCKY
BTA # 52    Bowling Green-Glasgow
BTA # 98    Corbin
BTA # 252   Lexington
BTA # 263   Louisville
BTA # 273   Madisonville
BTA # 338   Owensboro

TENNESSEE
BTA # 76    Chattanooga
BTA # 83    Clarksville, TN-Hopkinsville, KY


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BTA # 85    Cleveland
BTA # 96    Cookeville
BTA # 232   Knoxville
BTA # 314   Nashville

GEORGIA
BTA # 102   Dalton
BTA # 237   La Grange
BTA # 384   Rome


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                                  ATTACHMENT B
                                  COMPENSATION




[CONFIDENTIAL TREATMENT REQUESTED]


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                                  ATTACEMENT C
                      DESCRIPTION OF CONTRACTOR POSITIONS

Project Manager
Team leader. Provides policy and procedures for the overall operation of the Project team. Serves as the focal point for Owner interface with Contractor. The Project Manager (PM) is the one person in the Contractor team accountable to the customer for applying Contractor resources for project execution.

Assistant Project Manager/Business Manager
Responsible to the Project Manager for the staffing of the project control, contract administration and accounting resources for the establishment of the Project schedule, Project code of accounts, resource budget, accounts payable and receivable systems, prime and other contract administration processes. The Assistant Project Manager (APM) serves as the senior member of the Contractor team in the absence of the PM.

Contracts/QA Manager
The Contracts/Quality Assurance Manager is responsible for contract formation, administration and management; personnel management of employees performing contracts functions; developing processes and procedures to effectively control and manage contract required activities; establishing and maintaining the Division of Responsibilities matrix and specific contract compliance responsibility matrices; and monitoring Project performance for compliance with contract terms and conditions. In addition to managing contracts, this manager is also responsible for monitoring quality assurance. These responsibilities include performing quality system audits and making all project participants aware of the quality program that they are expected to implement.

Controls Manager
The Controls Manager (a.k.a. - Project Controls Manager/PCM) is responsible for the preparation and maintenance of Project budgets and schedules. The PCM defines and implements the procedures employed in the Project to establish capital and non-capital cost budgets, to manage change, and to prepare and maintain Project schedules. Additionally, the PCM provides direction for the accounting function.

Engineering Manager
The Engineering Manager (PEM) is responsible for the PCS site architectural and/or engineering (A/E) Services for the Project. The PEM will direct Contractor project resources to manage the services provided to the Project by local A/E firms. The PEM will monitor the A/E firms' compliance with quality requirements and standard details for their engineering services of PCS site facilities.

Operations Manager
Assures uniformity of operation throughout the Project. Travel throughout the regions to train personnel for and monitor processes as developed for the Project. Direct development of procedures and standards for the Project. All Regional Operations Managers report to the Operations Manager for overall Project coordination.

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Accounting Manager
The Accounting Manager (PAM) is responsible to the PCM for the establishment of the Project accounting processes in accordance with the Generally Accepted Accounting Practices and the Contractor Commercial Operations and Finance and Accounting methods and procedures. The PAM operates the accounts payable and accounts receivable services vital to the Project's operations.

Design Engineer Supervisor
The Design Engineer Supervisor (DES) is responsible to the PEM for providing technical engineering management services to the Project team to prepare and maintain cell site engineering standards and specifications applied to define the services to be provided by local A/E firms and others.

Lead Field Coordinator
Responsible for interfacing with the contractors on day to day construction activities, schedules, material coordination and quality issues. Coordinate the construction schedules with all of the regional players, RF, site acquisition, project controls, RE's, equipment suppliers, contract administrator, fixed network designers, and Owner. Direct daily activities of the construction field coordinators.

Coordinators
Manages and coordinates individual cell site construction. Prepares and executes the individual cell site schedule and monitors the contractors to assure they meet the schedule. Witness all milestone points during the site construction (i.e., Concrete pours, Sweep testing, Ground testing, final tower erection etc.). Final inspection of turnover package to assure completeness.

Procurement Manager
The Procurement Manager (PPM) is responsible to the PM for the establishment and implementation of procurement process procedures and for material and procurement tracking processes. The PPM is the person in the Project team assigned to establish on Owner's behalf the material and services supply purchase orders and contracts for the development of the project cell sites.

Records Manager
The Records Manager (PRM) is responsible to the PM for the identification and implementation of Project administrative procedures and processes. The PRM will manage the document control processes in the program office and the regional offices to ensure consistent and effective control of the Project documentation and communications.

Regional Operations Manager
Responsible for the overall Project and construction management as Tritel's authorized agent for the region build out. Manages and coordinates the work flow process through all phases of the build out (i.e., site acquisition, RF design, construction, testing and turnover). Responsible for informing contractors about, and monitoring contractors' compliance with, the Safety and Health plan and the Quality plan implemented by these contractors. Accountable to the Project Manager for management of the capital budget and project schedule for the region.

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Contract Administrator
Within the authorization limitations specified by Owner, the Contract Administrator is responsible for administration of all contracts; monitoring, evaluating and negotiating changes, claims and disputes with contractors; processing backcharges; managing the contractor invoice/payment process; coordinating final acceptance process; and contract closeout and processing warranty claims.

Resident Engineer
The Resident Engineer (RE) is the person responsible for the direct interface with the project A/E firms. The RE provides oversight of the A/E firms, reviewing the design/engineering products prepared by the firms for the project. The RE coordinates the efforts of the A/E firms to ensure the site development work proceeds in accordance with the Project schedule.

Safety Manager
Responsible for and informing contractors about, and monitoring contractors' compliance with, the Project Safety and Health Plan implemented by these contractors. Provide appropriate training throughout the Project regions. Visit the regions on a regular visit to monitor compliance with the Safety Plan or individual contractor's plans, if applicable.

Accountants
The Accountants assigned to the Project team are responsible to the PAM for the processing of project accounting data. In particular, they shall be responsible for the processing of invoices provided to the Project by its suppliers, and for the preparation and issue of invoices for Contractor services for payment by Owner. The accountants shall maintain the necessary accounting records to provide timely deposit of funds to the ZBA and to provide accounting for the disbursement of funds from the ZBA.

Cost/Schedule Engineer
The Cost/Schedule (C/S) Engineer is responsible to the PCM for implementation of Project control procedures, providing monitoring and reporting of resource expenditures as compared to Project budgets and, schedules. The C/S Engineer is responsible for maintaining the Cell Site Status System (CS3) database for the region.

Purchasing Specialist/Material Supervisor
The Purchasing Specialist/Material Supervisor is responsible to the PPM for the implementation of blanket procurement actions, securing the necessary materials and services for the development of Project cell sites. The Purchasing Specialist/Material Supervisor is also responsible for the establishment and maintenance of an inventory of construction spares in the regional office, to be used to maintain construction schedules in the event of material shortages at a site under construction.

Standards/Design Engineer
The Standards/Design Engineer is a resource employable from the Contractor office in Gaithersburg, MD to provide and maintain Project design standards and specifications to be used by the local A/E firms.


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Regional Document Control
The Regional Document Control is responsible for the establishment and operation of the document and correspondence control processes employed in the Regional offices to collect, categorize, file and maintain for turnover, the necessary documentation defining the Project cell sites.

Accounts Payable Processor
The Accounts Payable Processor is a specialized accounting position responsible for the processing of supplier invoices and maintaining and documenting the disposition of supplier invoices.

Clerical Support
The position Clerical Support refers to clerk and secretarial services which will be required by the Project to free the Project staff to perform the technical tasks essential to the implementation of the Project. These positions will be all local hires.



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                                  ATTACHMENT D

                        STAFFING PLAN AND ESTIMATED ODCS

                                 (See attached)


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                                  ATTACHMENT D
                                 STAFFING PLAN


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                                  ATTACHMENT D
                                 ESTIMATED OCDS


                       [CONFIDENTIAL TREATMENT REQUIRED]



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